EXHIBIT 16.1

5400 W Cedar Ave
Lakewood, CO 80226
Telephone: 303.953.1454
Fax: 303.945.7991

July 27, 2020

United States Securities and Exchange Commission

Office of the Chief Accountant

100 F Street, N.E.

Washington, D.C.  20549

Re: Cang Bao Tian Xia International Art Trade Center, Inc.

Ladies and Gentleman:

We have read the statements under item 5.5 in the Form 8-K dated July 20, 2020, of Cang Bao Tian Xia International Art Trade Center, Inc. (the “Company”) to be filed with the Securities and Exchange Commission and we agree with such statements therein as related to our firm. We have no basis to, and therefore, do not agree or disagree with the other statements made by the Company in the Form 8-K.

Sincerely,

BF Borgers CPA PC

Certified Public Accountants

Lakewood, CO